EX-99.23.j

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated June 26, 2008 on the financial statements of the Parr Family of Funds, comprising The USX China Fund as of April 30, 2008 and for the periods indicated therein and to all references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Parr Family of Funds Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.

Westlake, Ohio
September 2, 2008